 Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

TriLinc Global Impact Fund, LLC

Manhattan Beach, California

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-217075) of TriLinc Global Impact Fund, LLC of our report dated March 31, 2021, relating to the consolidated financial statements, including the consolidated schedule of investments, which appear in this Annual Report on Form 10-K.

/s/ BDO USA, LLP

Los Angeles, California

March 31, 2021

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.